                                                                     Exhibit 11
                          HARRAH'S ENTERTAINMENT, INC.
                       COMPUTATIONS OF PER SHARE EARNINGS

                                        Second Quarter Ended             Six Months Ended
                                      June 30,       June 30,       June 30,      June 30,
                                         1997           1996           1997          1996
                                  -----------    -----------    -----------   -----------
Income before extraordinary
  loss                            $25,373,000    $29,977,000    $42,484,000   $61,387,000
Extraordinary loss, net            (8,134,000)             -     (8,134,000)            -
                                  -----------    -----------    -----------   -----------
Net income                        $17,239,000    $29,977,000    $34,350,000   $61,387,000
                                  ===========    ===========    ===========   ===========
Primary Earnings Per Share
Weighted average number of
  common shares outstanding       100,549,789    102,720,947    101,125,128   102,656,047
  Common stock equivalents
    Additional shares based on
      average market price for
      period applicable to:
        Restricted stock               19,902         47,349            964        52,981
        Stock options                 452,258      1,072,222        476,844       886,961
                                  -----------    -----------    -----------   -----------

Average number of primary
  common and common equivalent
  shares outstanding              101,021,949    103,840,518    101,602,936   103,595,989
                                  ===========    ===========    ===========   ===========
Primary earnings per common
  and common equivalent share
Income before extraordinary
  loss                                 $ 0.25         $ 0.29         $ 0.42        $ 0.59
Extraordinary loss, net                 (0.08)             -          (0.08)            -
                                       ------         ------         ------        ------
    Net income                         $ 0.17         $ 0.29         $ 0.34        $ 0.59
                                       ======         ======         ======        ======
Fully Diluted Earnings Per
  Share
Average number of primary
  common and common equivalent
  shares outstanding              101,021,949    103,840,518    101,602,936   103,595,989
    Additional shares based
      on period-end price
      applicable to:
        Restricted stock                2,940              -              -             -
        Stock options                       -              -              -             -
                                  -----------    -----------    -----------   -----------
Average number of fully
  diluted common and common
  equivalent shares outstanding   101,024,889    103,840,518    101,602,936   103,595,989
                                  ===========    ===========    ===========   ===========

Fully diluted earnings per
  common and common equivalent
  share
Income before extraordinary
  loss                                 $ 0.25         $ 0.29         $ 0.42        $ 0.59
Extraordinary loss, net                 (0.08)             -          (0.08)            -
                                       ------         ------         ------        ------
    Net income                         $ 0.17         $ 0.29         $ 0.34        $ 0.59
                                       ======         ======         ======        ======



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